CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Multi-Sector Account Portfolios, Inc. of our reports dated February 21, 2023, relating to the financial statements and financial highlights, which appear in T. Rowe Price Emerging Markets Corporate Multi-Sector Account Portfolio and T. Rowe Price Emerging Markets Local Multi-Sector Account Portfolio’s (constituting T. Rowe Price Multi-Sector Account Portfolios, Inc.) Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2023